Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING

Schaumburg, IL., May 29, 2013 Global Brass and Copper Holdings, Inc. (the “Company”) today announced the closing of its initial public offering in the United States of 8,050,000 shares of its common stock, including 1,050,000 shares of common stock sold in connection with the full exercise of the option to purchase additional shares granted to the underwriters, at a price to the public of $11.00 per share. The shares began trading on the New York Stock Exchange on May 23, 2013 and trade under the ticker symbol “BRSS.”

Goldman, Sachs & Co., Morgan Stanley, William Blair and KeyBanc Capital Markets acted as underwriters for the offering, with Goldman, Sachs & Co. and Morgan Stanley acting as representatives for the underwriters. A registration statement relating to these securities has been filed and declared effective with the U.S. Securities and Exchange Commission (“SEC”).

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such shares of common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities was made only by means of a prospectus, copies of which may be obtained from the offices of either: Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, Telephone: 1-866-471-2526, Facsimile: 1-212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, Telephone: 1-866-718-1649, or by emailing prospectus@morganstanley.com.

About Global Brass and Copper

The Company is a leading, value-added converter, fabricator, distributor and processor of specialized copper and brass products in North America. It engages in metal melting and casting, rolling, drawing, extruding and stamping to fabricate finished and semi-finished alloy products from processed scrap, copper cathode and other refined metals. The Company’s products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that it sells under the Olin Brass, Chase Brass and A.J. Oster brand names. The Company’s products are used in a variety of applications across diversified end markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer end markets. It accesses these end markets through direct mill sales, its captive distribution network and third-party distributors.

CONTACT:	Robert Micchelli
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240 – 4700

Ryan Lown
FTI Consulting
(312) 553-6758